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                                                                     EXHIBIT 4.3


                             SEGUE SOFTWARE, INC.

             AMENDMENT TO 1996 AMENDED AND RESTATED INCENTIVE AND
                        NON-QUALIFIED STOCK OPTION PLAN


      The following amendment to the 1996 Amended and Restated Incentive and Non-Qualified Stock Option Plan of Segue Software, Inc. (the "Company"), was adopted by the Board of Directors of the Company on February 5, 1997 and approved by the Stockholders of the Company at the 1997 Annual Meeting of Stockholders held on May 2, 1997:

      VOTED:  To amend Paragraph 3 of the 1996 Amended and Restated Incentive
      ----- and Non-Qualified Stock Option Plan to increase the number of Shares subject to the Plan as to which Options may be granted from time to time from 2,450,000 to 3,000,000, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 16 of the Plan.